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                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------

The Board of Directors
Cass Commercial Corporation:

We consent to the incorporation by reference in the registration statements No. 33-91456, No. 33-91568, and No. 333-44499 on Form S-8 of Cass Commercial Corporation (Cass) of our report dated February 11, 2000, relating to the consolidated balance sheets of Cass Commercial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Cass.


                                          /s/  KPMG LLP


St. Louis, Missouri
March 17, 2000